Exhibit 4.3

DATED	2020

CONFORMED COPY

(1) TIZIANA LIFE SCIENCES PLC

(2) ACCUSTEM SCIENCES LIMITED

DEMERGER AGREEMENT

-i-

DEMERGER AGREEMENT

DATED                                                                                                           2020

BETWEEN:

(1)

TIZIANA LIFE SCIENCES PLC, a company incorporated and registered in England and Wales with company number 03508592 whose registered office is at 3rd Floor 11-12 St. James’s Square, London SW1Y 4LB (“Topco”); and

(2)	ACCUSTEM SCIENCES LIMITED, a company incorporated and registered in England and Wales with company number 12647178 whose registered office is at 9th Floor, 107 Cheapside, London EC2V 6DN (“Newco”).

BACKGROUND

(A)

Topco has announced its intention to effect the Demerger pursuant to which Newco will become the new holding company for the Demerged Business by virtue of its ownership of the Company and intends to seek admission of the Newco Shares to listing on the Official List and to trading on the Main Market of the London Stock Exchange.

(B)	Topco will remain the ultimate holding company for the Retained Business by virtue of its ownership of the Retained Company and will remain admitted to trading on AIM.

(C)

Under the Demerger there will be a reduction of capital of Topco pursuant to which Topco will transfer the Company Shares to Newco in consideration for which Newco will allot and issue, credited as fully paid up, Newco Shares to Topco Shareholders subject to the terms and conditions of this agreement.

(D)

The parties wish to record certain terms upon which it is intended that the Demerger will be effected and upon which relations between them and their respective subsidiaries will be governed subject to and following the Demerger Effective Date.

AGREED TERMS

1.	INTERPRETATION

1.1	In this agreement, unless the context otherwise requires:

“AIM” means the market of that name operated by the London Stock Exchange;

“AIM Companies Rules” means the provisions of the AIM Rules for Companies published by the London Stock Exchange (as amended or reissued from time to time);

“AIM Nomad Rules” means the provisions of the AIM Rules for Nominated Advisers published by the London Stock Exchange (as amended or reissued from time to time);

“AIM Rules” means together, the AIM Companies Rules and AIM Nomad Rules;

“Business Day” means a day other than a Saturday, Sunday or public holiday in England when banks in London are open for business;

“certificated or in certificated form” means where a share or other security is not in uncertificated form;

“Certificated Holder” means a Topco Shareholder who holds Topco Shares in certificated form;

“Circular” means the circular in the agreed form to be dated on or around 16 September 2020 to be sent to the Topco Shareholders and incorporating a notice of a general meeting of Topco expected to be held on 2 October 2020 in relation to the approval of the Reduction of Capital and the Demerger;

“Claim” has the meaning set out in clause 4.1;

“Company” means StemPrintER Sciences Limited, a company incorporated and registered in England and Wales with company number 12856894 whose registered office is at 9th Floor, 107 Cheapside, London EC2V 6DN, further details of which are set out in Part 1 of Schedule 1;

“Company Shares” means the entire issued share capital of the Company;

“Conditions” means the conditions to completion of the Demerger, being the matters set out in Schedule 2;

“Connected Person” means in the case of Newco, the Newco Group Companies (or any of them) and any of such companies’ directors, officers or employees and, in the case of Topco, the Topco Group Companies (or any of them) and any of such companies’ directors, officers or employees;

“Costs” means all reasonable costs, losses, charges and out-of-pocket expenses including, without limitation, the reasonable costs of advisers (including, without limitation, legal advisers), in each case of any nature whatsoever;

“CREST” means the relevant system (as defined in the Uncertificated Securities Regulations 2001, as amended) in respect of which Euroclear UK & Ireland Limited is the operator;

“Demerged Business” means the division of Topco comprising the business intellectual property, research and development comprised in the product known as “StemPrintER”;

“Demerger” means the proposed transfer of the Company Shares by Topco to Newco pursuant to the Reduction of Capital and in accordance with clause 3;

“Demerger Effective Date” means the date on which the Conditions are satisfied or waived, expected on 30 October 2020;

“Demerger Record Time” means 7:00 a.m. on 30 October 2020;

“Encumbrance” means any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement;

“FCA” means the Financial Conduct Authority acting in its capacity as the competent authority for the purposes of Part VI of FSMA;

“FSMA” means the Financial Services and Markets Act 2000;

“Guarantee” means any guarantee, indemnity, bond, suretyship, letter of comfort or other assurance or security given or undertaken by a person to secure or support the obligations (actual or contingent) or any other person and whether given directly or by way of counter-indemnity to any other person who has provided a Guarantee;

“Liability” means each and any liability, loss, damage, demand, fine, penalty, cost, expense or obligation, in each case whether matured or unmatured, liquidated or unliquidated, fixed or contingent, known or unknown at the date of this agreement, and whether arising out of circumstances existing prior to, on or subsequent to the Demerger Effective Date;

“Listing Rules” means the listing rules made by the FCA pursuant to section 73A(2) of FSMA as amended from time to time;

“London Stock Exchange” means London Stock Exchange plc;

“Longstop Date” means 6.00 p.m. on 30 December 2020 or such later time and date as the directors of Topco may determine;

“Newco Consideration Share” means each Newco Share to be allotted and issued to a Topco Shareholder in consideration for the sale of the Company Shares in accordance with clause 3.1 on the Demerger Effective Date, together the “Newco Consideration Shares”;

“Newco CREST Instruction” means the issuer instruction to credit Newco Shares to accounts maintained by Uncertificated Holders within CREST;

“Newco Group” means Newco and the Company;

“Newco Group Company” any member of the Newco Group;

“Newco Group Holder” has the meaning set out in clause 7.3;

“Newco Indemnified Persons” means the Newco Group Companies and each of their respective directors, officers and employees;

“Newco Shares” means the ordinary shares of £0.01 each in the capital of Newco from time to time;

“Newco Side Liability” means any Liability, whenever and howsoever suffered or incurred by any Topco Group Company which is directly or indirectly attributable to the Demerged Business but excluding any Liability which is otherwise expressly provided for under this agreement;

“Official List” means the list maintained by the FCA in accordance with section 74(1) of FSMA;

“Reduction of Capital” means the court approved reduction of capital of Topco pursuant to the Companies Act 2006, proposed to become effective on or about 29 October 2020, as more particularly described in the Circular;

“Regulatory Authority” means any relevant government, governmental, supranational, competition, antitrust, supervisory, trade, regulatory or environmental agency, body or authority, in each case in any jurisdiction, including the FCA, London Stock Exchange and any Taxation Authority;

“Relevant Data” has the meaning set out in clause 11.3;

“Retained Business” means all the businesses of the Topco Group, including the Retained Companies and all other subsidiary undertakings of the Retained Companies not included within the Newco Group;

“Retained Companies” means the legal entities specified in Part 2 of Schedule 1;

“subsidiary undertaking” means a subsidiary undertaking as defined in section 1162 of the Companies Act 2006;

“Taxation Authority” means any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official competent to impose, administer, levy, assess or collect tax in the United Kingdom or elsewhere;

“Topco CREST Instruction” means the issuer instruction to credit Newco Consideration Shares to accounts maintained by Uncertificated Holders within CREST;

“Topco Group” means Topco and its subsidiary undertakings immediately following the Demerger Effective Date (excluding for avoidance of doubt the Company and the Subsidiaries);

“Topco Group Company” means any member of the Topco Group after the Demerger Effective Date;

“Topco Group Holder” has the meaning set out in clause 7.1;

“Topco Indemnified Persons” means the Topco Group Companies and each of their respective directors, officers and employees and Topco Indemnified Person means any of the foregoing;

“Topco Shareholders” means the holders of Topco Shares at the Demerger Record Time, as notified by Topco to Newco in accordance with clause 3.2;

“Topco Shares” means the ordinary shares of £0.03 each in the capital of Topco from time to time;

“Topco Side Liability” means any Liability, whenever and howsoever suffered or incurred by any Newco Group Company which is directly or indirectly attributable to the Retained Business or to any of the steps involved in the Demerger being held to be illegal, void or unenforceable but excluding any Liability which is expressly provided for under this agreement;

“uncertificated or in uncertificated form” means shares or securities recorded on the relevant issuers register as being held in uncertificated form in CREST, and title to which, by virtue of the Uncertificated Securities Regulations 2001, may be transferred by means of CREST; and

“Uncertificated Holder” means a Topco Shareholder who holds Topco Shares in uncertificated form.

1.2	In this agreement, unless the context otherwise requires:

(a)

references to “this agreement” shall include the Background and Schedules to it, which form part of this agreement, and references to clauses, the Background and Schedules are to clauses of and the Background and Schedules to this agreement;

(b)	clause, Schedule and paragraph headings shall not affect the interpretation of this agreement;

(c)	references to clauses and Schedules are to the clauses of, and Schedules to, this agreement and references to paragraphs are to paragraphs of the relevant Schedule;

(d)	the Schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedules;

(e)	a reference to a “company” shall include any company, corporation or other body corporate, wherever and however incorporated or established;

(f)	a reference to a “holding company” or a “subsidiary” means a holding company or a subsidiary (as the case may be) as defined in section 1159 of the Companies Act 2006;

(g)

a reference to a statute, statutory provision or subordinate legislation is a reference to it as it is in force from time to time and includes any statute, statutory provision or subordinate legislation which it amends or re-enacts and subordinate legislation for the time being in force made under it;

(h)	a reference to “writing” or “written” includes email;

(i)

any words following the terms “including”, “include”, “in particular”, “for example” or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms. Where the context permits, “other” and “otherwise” are illustrative and shall not limit the sense of the words preceding them; and

(j)	references to a document in “agreed form” are to that document in the form agreed by the parties or on their behalf and initialled by them or on their behalf for identification.

2.	CONDITIONS PRECEDENT

2.1	Completion of this agreement is subject to and conditional upon:

(a)	each of the Conditions being satisfied (or waived in accordance with clause 2.6) on or before the Longstop Date; and

(b)

the Condition in paragraph 3 of Schedule 2 being satisfied on each day from and including the date of this agreement up to and including the Demerger Effective Date (or waived in accordance with clause 2.6).

2.2

If any of the Conditions are not satisfied in accordance with clause 2.1, then unless each unfulfilled Condition is waived pursuant to clause 2.6, this agreement shall terminate and cease to have effect on the Longstop Date except for:

(a)	the provisions referred to in clause 2.3; and

(b)

any rights, remedies, obligations or liabilities of the parties that have accrued up to the date of termination, including the right to claim damages in respect of any breach of the agreement which existed at or before the date of termination.

2.3	On termination of this agreement in accordance with clause 2.2, the following clauses shall continue in force:

(a)	clause 1;

(b)	clause 2 and this clause 2.3;

(c)	clause 9; and

(d)	clause 12 to clause 21 (inclusive).

2.4

The parties shall use all reasonable endeavours to procure (so far as it lies within their respective powers so to do) that the Conditions are satisfied as soon as practicable and in any event no later than the Longstop Date.

2.5

The parties shall co-operate fully in all actions necessary to procure the satisfaction of the Conditions including (but not limited to) the provision by the parties of all information reasonably necessary to make any notification or filing as required by any Relevant Authority, keeping the other party informed of the progress of any notification or filing and providing such other assistance as may reasonably be required.

2.6	Topco may, to the extent that it thinks fit (in its absolute discretion) and is legally entitled to do so, waive any of the Conditions in Schedule 2 by notice in writing to Newco.

3.	SALE OF SHARES IN THE COMPANY

3.1

Subject to the Conditions, on the terms of this agreement and pursuant to the Reduction of Capital, Topco shall sell and Newco shall buy, with effect from and at the Demerger Effective Date, the Company Shares with full title guarantee free from all Encumbrances and together with all rights that attach (or may in the future attach) to the Company Shares including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the date of this agreement by delivering to Newco (or as it may direct) duly executed transfers of the Company Shares in favour of Newco (or as it may direct) accompanied by the relevant share certificates, in consideration for which Newco shall:

(a)

allot the Newco Consideration Shares, credited as fully paid and ranking pari passu in all respects with each other Newco Consideration Share and any other Newco Shares then in issue, to the Topco Shareholders on the basis of one Newco Consideration Share for every one fully paid Topco Share held by the relevant Topco Shareholder at the Demerger Record Time; and

(b)

procure that each Newco Consideration Share so allotted shall, on the earlier of (i) admission of the Newco Shares to listing on the Official List, and (ii) the date which is two months following the date of this agreement, be registered in the name(s) of the Topco Shareholder(s) entitled to it, provided that the number of Newco Consideration Shares allotted to any Topco Shareholder who holds Newco Shares as at the Demerger Record Time shall be reduced by the number of Newco Shares held by them at such time.

3.2

Topco shall provide Newco with the names and addresses of each Topco Shareholder together with details of the number of fully paid Topco Shares held by each of them and whether such shares are held in uncertificated form in sufficient time to enable Newco to comply with its obligations under clause 3.1.

3.3	Newco shall procure that:

(a)	definitive share certificates in respect of the Newco Consideration Shares are despatched to those Certificated Holders entitled thereto in accordance with the Circular; and

(b)

the Newco CREST Instruction is sent so as to credit the Newco Consideration Shares to the accounts maintained in CREST by the Uncertificated Holders entitled thereto to take effect as soon as practicable following the Demerger Effective Date.

3.4

The allotment and issue by Newco of the Newco Consideration Shares pursuant to clause 3.1 shall extinguish any obligation on Newco to issue any further shares in the capital of Newco to any holder of any shares or other securities in Topco (whether such person shall have been a holder before or after the Demerger Record Time) in connection with the transfer of the Company Shares by Topco to Newco.

3.5	On the Demerger Effective Date:

(a)	Topco shall comply with its obligations in Schedule 3; and

(b)	Newco shall deliver a certified copy of the resolution adopted by the board of directors of Newco allotting and issuing the Newco Consideration Shares.

4.	INDEMNITIES

4.1

With effect from the Demerger Effective Date and save as provided in clause 4.2, Newco undertakes to Topco (for itself and on trust for each Topco Indemnified Person) to keep fully and effectively indemnified and hold harmless Topco or the relevant Topco Indemnified Person (on demand and on an after tax basis), from and against all or any claims (whether or not successful, compromised or settled), actions, liabilities, demands, proceedings or judgements (each a “Claim”) asserted or established against Topco or the relevant Topco Indemnified Person in any jurisdiction and against all associated Costs, to the extent the Claim arises, directly or indirectly, from:

(a)	any Guarantee provided by any Topco Group Company in respect of the obligations of any Newco Group Company pending its release in accordance with clause 5;

(b)	any Newco Side Liability;

(c)	any allegation that information relating to the Demerged Business contained in:

(i)	the Circular; or

(ii)

any other document published, or statement or announcement made, by any Topco Indemnified Person before the Demerger Effective Date which was approved by Newco or any of its directors in advance of its publication or before being made, was untrue, inaccurate, incomplete, misleading or not based on reasonable grounds or that the Circular or any such other document, statement or announcement did not contain or fairly present, all information relating to the Demerged Business required to be contained therein provided that no person shall be entitled to be indemnified under this clause 4.1(c) if he is a director of Newco at the time the relevant document, statement or announcement is published or made; and

(d)	the breach by Newco of any of its obligations under this agreement.

4.2	Neither Topco nor any other Topco Indemnified Person shall be entitled to any indemnity under clause 4.1 for any Claim or associated Costs to the extent that it results, directly or indirectly, from:

(a)	the failure by Topco or the relevant Topco Indemnified Person to delete or correct any information after being requested to do so by any Newco Group Company; or

(b)	the negligence, wilful default or fraud of the relevant Topco Indemnified Person.

4.3

With effect from the Demerger Effective Date and save as provided in clause 4.4, Topco undertakes to Newco (for itself and on trust for each of the other Newco Indemnified Persons) to keep fully and effectively indemnified and hold harmless Newco or the relevant Newco Indemnified Person (on demand and on an after tax basis), from and against all or any Claims asserted or established against Newco or the relevant Newco Indemnified Person in any jurisdiction and against all associated Costs, to the extent the Claim arises, directly or indirectly, from:

(a)	any Guarantee provided by any Newco Group Company in respect of the obligations of any Topco Group Company pending its release in accordance with clause 5;

(b)	any Topco Side Liability;

(c)	any allegation that information relating to the Demerger or the Retained Business contained in:

(i)	the Circular or any of them; or

(ii)

any other document published, or statement or announcement made, by any Newco Indemnified Person, before the Demerger Effective Date which was approved by Topco or any of its directors in advance of its publication or before being made, was untrue, inaccurate, incomplete, misleading or not based on reasonable grounds or that the Circular or any such other document, statement or announcement did not contain or fairly present, all information relating to the Demerger or the Retained Business required to be contained therein provided that no person shall be entitled to be indemnified under this clause 4.3(c) if he is a director of Topco at the time the relevant document, statement or announcement is published or made;

(d)	the breach by Topco of any of its obligations under this agreement; and

(e)	the Costs of implementing the Demerger in accordance with clause 15.

4.4	Neither Newco nor any other Newco Indemnified Person shall be entitled to any indemnity under clause 4.3 for any Claim or associated Costs to the extent that it results, directly or indirectly, from:

(a)	the failure by Topco or the relevant Newco Indemnified Person to delete or correct any information after being requested to do so by any Topco Group Company; or

(b)	the negligence, wilful default or fraud of the relevant Newco Indemnified Person.

5.	RELEASE OF GUARANTEES AND UNDERTAKINGS

5.1

With effect from the Demerger Effective Date, Newco, acting in good faith, shall use all reasonable endeavours, including incurring costs and making expenditure where reasonable to do so, to obtain the full and effective release of the relevant Topco Group Company from any Guarantees provided by any Topco Group Company in respect of obligations of any Newco Group Company.

5.2

With effect from the Demerger Effective Date, Topco, acting in good faith, shall use all reasonable endeavours, including incurring costs and making expenditure where reasonable to do so, to obtain the full and effective release of the relevant Newco Group Company from any Guarantee provided by any Newco Group Company in respect of obligations of any Topco Group Company.

6.	WARRANTIES

6.1	Topco warrants to Newco on the date of this agreement that:

(a)	it has taken all necessary action and has all requisite power and authority to enter into and perform this agreement in accordance with its terms and the other documents referred to in it;

(b)

this agreement and the other documents referred to in it constitute (or shall constitute when executed) valid, legal and binding obligations on Topco in the terms of the agreement and such other documents;

(c)	compliance with the terms of this agreement and the documents referred to in it shall not breach or constitute a default under any of the following:

(i)	Topco’s articles of association, or any other agreement or instrument to which Topco is a party or by which it is bound; or

(ii)	any order, judgment, decree or other restriction applicable to Topco;

(d)	Topco is the sole legal and beneficial owner of the Company Shares;

(e)	the Company Shares are fully paid up and comprise the entire issued share capital of the Company;

(f)	the Company Shares are free from all Encumbrances and no commitment has been given to create an Encumbrance affecting the Company Shares; and

(g)

no right has been granted to any person to require the Company to issue any share capital and no Encumbrance has been created and no commitment has been given to create an Encumbrance in favour of any person affecting any unissued shares or debentures or other unissued securities of the Company.

6.2	The parties agree that:

(a)	no party (nor any of its Connected Persons) has entered into this agreement in reliance upon any representation or warranty of any other party (or any of its Connected Persons);

(b)

no party (nor any of its Connected Persons) has entered into this agreement in reliance upon any undertaking of any other party (or any of its Connected Persons) which is not expressly set out or referred to in this agreement;

(c)	no party (nor any of its Connected Persons) shall have any claim for misrepresentation based upon any warranty or other statement set out in this agreement;

(d)	this clause 6.2 shall not exclude any liability for, or remedy in respect of, fraudulent misrepresentation by a party (or any of its Connected Persons); and

(e)

save as expressly set out in this agreement or in any other agreement or document referred to in this agreement, no party (nor any Connected Person) shall owe any duty of care to another party (or any of its Connected Persons) in connection with the transactions and agreements contemplated by this agreement.

6.3

Except in the event of fraudulent misrepresentation, each party agrees that this agreement shall not be capable of unilateral rescission by any party, whether before or after the Demerger Effective Date.

6.4

Each party contracts in clause 6.2 on its own behalf and as agent for each of its Connected Persons. Each Connected Person which contracts through the agency of a party may enforce this clause 6 directly against any of the parties and/or any other Connected Person.

7.	WRONG POCKET PROVISIONS

7.1

If and to the extent that, any asset (including cash) which relates or is attributable, exclusively, to the Demerged Business is, following the Demerger Effective Date, held or received by a Topco Group Company (referred to in this clause 7 as the Topco Group Holder) then Topco shall:

(a)

procure that the Topco Group Holder shall (subject to clause 7.2) execute all such agreements or documents as may be necessary for the purpose of transferring the relevant interest in such asset to such Newco Group Company as Newco may request in writing and if the asset is included in the combined financial information of the Topco Group for the period ended 31 December 2019 then Newco shall, unless and to the extent it or another Newco Group Company has already paid an amount in respect of the purchase thereof, pay (on behalf of the relevant Newco Group Company) the book value of such asset as at the Demerger Effective Date (adjusted for any subsequent depreciation) to Topco (on behalf of the Topco Group Holder) together with any applicable value added tax chargeable on such supply; and

(b)

do all such further acts or things as may be necessary to validly effect the transfer and vest the relevant interest in such asset in the relevant Newco Group Company, including, where necessary, by Topco making (or procuring that there is made) any payment (or additional payment) necessary to the Topco Group Holder to ensure that the transfer is lawful.

7.2	If any third party consent or approval is required for the transfer of a particular asset in accordance with clause 7.1 to be effective or lawful then:

(a)	Topco shall (and shall procure that any relevant Topco Group Holder shall) use its reasonable endeavours to obtain that consent or approval as soon as reasonably practicable; and

(b)

pending such consent or approval being given, Topco shall ensure that the Topco Group Holder shall, where permitted by the terms on which the Topco Group Holder has the right to such asset, hold the asset, and any monies, goods or other benefits arising after the Demerger Effective Date by virtue of it, as agent of and trustee for the relevant Newco Group Company and allow the relevant Newco Group Company to have full enjoyment and use of such asset and Topco shall ensure that the Topco Group Holder will promptly on receipt pay or deliver such monies, goods or other benefits to the relevant Newco Group Company.

7.3

If, and to the extent that, any asset (including cash) which relates or is attributable exclusively, to the Retained Business is, following the Demerger Effective Date, held by a Newco Group Company (referred to in this clause 7 as the Newco Group Holder), then Newco shall:

(a)

procure that the Newco Group Holder shall (subject to clause 7.4) execute all such agreements or documents as may be necessary for the purpose of transferring the relevant interest in such asset or part thereof to such Topco Group Company as Topco may request in writing and if the asset is included in the combined financial information of the Newco Group for the period ended 31 December 2019 then Topco shall, unless and to the extent it or another the Topco Group Company has already paid an amount in respect of the purchase thereof, pay (on behalf of the relevant Topco Group Company) the book value of such asset as at the Demerger Effective Date (adjusted for any subsequent depreciation) to Newco (on behalf of the Newco Group Holder) together with any applicable value added tax chargeable on such supply; and

(b)

do all such further acts or things as may be necessary to validly effect the transfer and vest the relevant interest in such asset in the relevant Topco Group Company including, where necessary, by Newco making (or procuring that there is made) any payment (or additional payment) necessary to the Newco Group Holder to ensure that the transfer is lawful.

7.4	If any third party consent or approval is required for the transfer of a particular asset in accordance with clause 7.3 to be effective or lawful then:

(a)	Newco shall (and shall procure that any relevant Newco Group Holder shall) use its reasonable endeavours to obtain that consent or approval as soon as reasonably practicable; and

(b)

pending such consent or approval being given, Newco shall use its reasonable endeavours to ensure that the Newco Group Holder shall, where permitted by the terms on which the Newco Group Holder has the right to such asset, hold the asset, and any monies, goods or other benefits arising after the Demerger Effective Date by virtue of it, as agent of and trustee for the relevant Topco Group Company and allow the relevant Topco Group Company to have full enjoyment and use of such asset and Newco shall ensure that the Newco Group Holder will promptly on receipt pay or deliver such monies, goods or other benefits to the relevant Topco Group Company.

7.5	Any Costs ancillary to the transfer of any assets under clause 7.1 and clause 7.3 shall be split equally between Topco and Newco on an after tax basis.

8.	INSURANCE

The provisions of Schedule 4 shall have effect from the Demerger Effective Date.

9.	CONFIDENTIALITY AND ANNOUNCEMENTS

9.1	Topco undertakes to each Newco Group Company that it shall (and shall procure that each Topco Group Company shall):

(a)	keep confidential the terms of this agreement and all trade secrets and confidential information in its knowledge or possession relating to the Newco Group or the Demerged Business;

(b)	not disclose any of the information referred to in clause 9.1(a) (whether in whole or in part) to any third party, except as expressly permitted by this clause 9; and

(c)	not make any use of any of the information referred to in clause 9.1(a), other than to the extent necessary for the purpose of exercising or performing its rights and obligations under this agreement.

9.2	Newco undertakes to Topco that it shall:

(a)	keep confidential the terms of this agreement and all confidential information and trade secrets in its knowledge or possession relating to the Topco Group or the Retained Business;

(b)	not disclose any of the information referred to in clause 9.2(a) (whether in whole or in part) to any third party, except as permitted by this clause 9; and

(c)	not make use of any of the information referred to in clause 9.2(a) other than to the extent necessary for the purpose of exercising or performing its rights and obligations under this agreement.

9.3

Nothing in this agreement shall be construed as imposing on Newco an obligation to keep confidential any information relating to the Company or any of the Subsidiaries, or restrict its use of such information after the Demerger Effective Date.

9.4	Notwithstanding any other provision of this agreement, neither party shall be obliged to keep confidential or to restrict its use of any information that:

(a)	is or becomes generally available to the public other than as a direct or indirect result of the information being disclosed in breach of this agreement; or

(b)

was, is or becomes available to the receiving party on a non-confidential basis from a person who, to the receiving party’s knowledge, is not connected with the party to whom the information relates and who is not under an obligation of confidence in respect of that information, or otherwise prohibited from disclosing the information.

9.5	Any party may disclose any information that it is otherwise required to keep confidential under this clause 9:

(a)

to any of its employees, officers consultants, representatives or advisers (or those of its subsidiaries or holding company), who need to know such information for the purpose of advising on this agreement, or facilitating the Demerger, provided that the disclosing party informs the recipients of the confidential nature of the information before disclosure and procures that the recipients shall, in relation to any such information disclosed to them, comply with the obligations set out in this clause 9 as if they were that party. The party making a disclosure under this clause 9.5(a) shall, at all times, be liable for the failure of its recipients to comply with the obligations set out in this clause;

(b)	in the case of Newco only, to a proposed transferee of the Company Shares for the purpose of enabling the proposed transferee to evaluate the proposed transfer;

(c)	in the case of Newco only, to its funders, potential investors and their respective professional advisers, employees, officers, representatives or consultants;

(d)	with the prior consent in writing of the other party;

(e)	to confirm that the Demerger has taken place, or the Demerger Effective Date (but without otherwise revealing any other terms of the Demerger or making any other announcement); or

(f)	to the extent that the disclosure is required:

(i)	by the laws of any jurisdiction to which the disclosing party is subject;

(ii)	by an order of any court of competent jurisdiction, or any judicial or similar body or any Regulatory Authority of competent jurisdiction;

(iii)	to make any filing with, or obtain any authorisation from, any Regulatory Authority of competent jurisdiction; or

(iv)	to protect the disclosing party’s interest in any legal proceedings,

PROVIDED that in each case (and to the extent it is legally permitted to do so), the disclosing party gives the other party as much notice of the disclosure as possible and, where notice of disclosure is not prohibited and is given in accordance with this clause 9, it takes into account the reasonable requests of the other party in relation to the content of the disclosure.

9.6

Each party shall supply the other party with such information about itself, its subsidiaries or holding company or this agreement as the other party may reasonably require for the purposes of satisfying the requirements of any law or any judicial body or Regulatory Authority of competent jurisdiction to which the other party is subject.

9.7

Save as otherwise expressly provided in this agreement, or agreed in writing by the parties, no party shall issue any press release or make any other public announcement relating to this agreement or the Demerger.

9.8	The parties shall issue a press release in agreed form immediately after the date of this agreement and after the Demerger Effective Date.

9.9	Newco may, at any time after the Demerger Effective Date, announce its acquisition of the Company Shares to any employees, clients, customers or suppliers of the Company or subsidiaries.

10.	FURTHER ASSURANCE

At its own expense, each party and each of its subsidiaries shall, and shall use reasonable endeavours to ensure that any necessary third party shall, promptly execute and deliver such documents and perform such acts as any other party may reasonably require from time to time for the purpose of giving to that other party the full benefit of all the provisions of this agreement.

11.	CO-OPERATION AND ACCESS TO INFORMATION

11.1

In respect of any financial period ending after the Demerger Effective Date in relation to which any Topco Group Company is required by statute, regulation or otherwise to report any information (of a financial or non-financial operating nature) relating to any Newco Group Company or to the Demerged Business for the purpose of financial reports and accounts, management or regulatory accounts, Newco shall to the extent necessary to enable the relevant Topco Group Company to comply with such requirements:

(a)

permit (and use reasonable endeavours to procure that each Newco Group Company shall permit) Topco’s auditors to have access at reasonable times and upon reasonable notice to the auditors and management of any Newco Group Company as they may reasonably require for the purposes of preparing any consolidated accounts of Topco in respect of any such financial period subject to any reasonable requirements which may be imposed by the auditors of such Newco Group Company being met;

(b)

upon reasonable notice, provide (and use reasonable endeavours to procure that each Newco Group Company provides) to Topco such financial information and non-financial operating data (including in relation to any relevant Newco Group Company) as may be reasonably requested by Topco for the purpose of preparing its consolidated accounts in respect of any such financial period; and

(c)

upon reasonable notice, provide (and use reasonable endeavours to procure that each Newco Group Company shall provide) to Topco such financial and other information as may be reasonably requested by Topco for the purpose of complying with any request by or requirement of a Regulatory Authority.

11.2

In respect of any financial period ending after the Demerger Effective Date in relation to which any Newco Group Company is required by statute, regulation or otherwise, to report any information of a financial or non-financial operating nature) relating to any Topco Group Company or the Retained Business for the purpose of financial reports and accounts or management accounts, Topco shall to the extent necessary to enable the relevant Newco Group Company to comply with such requirements:

(a)

permit (and use reasonable endeavours to procure that each Topco Group Company shall permit) the auditors of Newco to have access at reasonable times and upon reasonable notice to the auditors and management of any Topco Group Company as they may reasonably require for the purposes of preparing any consolidated accounts of Newco in respect of any such financial period subject to any reasonable requirements which may be imposed by the auditors of such Topco Group Company being met;

(b)

upon reasonable notice, provide (and use reasonable endeavours to procure that each Topco Group Company provides) to Newco such financial information and non-financial operating data (including in relation to any relevant Topco Group Company) as may be reasonably requested by Newco for the purpose of preparing its consolidated accounts in respect of any such financial period; and

(c)

upon reasonable notice, provide (and to procure that each Topco Group Company shall provide) to Newco such financial and other information as may be reasonably requested by Newco for the purpose of complying with any request by or requirement of a Regulatory Authority.

11.3

Topco and Newco recognise that following the Demerger Effective Date, the Topco Group Companies may have in their possession documentation and data (including information and data held on tape, microfiche, computer disk or in electronic form) that belongs, or substantially relates, to the Newco Group Companies (and vice versa) (Relevant Data). Accordingly, in addition to the information referred to in clause 11.1 and clause 11.2 (and subject always to clause 11.4), the parties agree to co-operate in good faith to assist one another in procuring prompt and unrestricted access during normal business hours (unless otherwise agreed) to any Relevant Data in its possession and to allow the other to use such Relevant Data, solely:

(a)

to the extent reasonably necessary to deal with any of the commercial affairs as they are carried on as at the Demerger Effective Date of the relevant Newco Group Company or Topco Group Company (as the case may be); or

(b)

for the purposes of complying with statutory or regulatory obligations or an order of any court of competent jurisdiction, or where required for disclosure to any Regulatory Authority of competent jurisdiction; or

(c)	to the extent that:

(i)	the relevant Newco Group Company or Topco Group Company (as the case may be) has a reasonable requirement for such access; and

(ii)

having been provided with a written explanation of the basis of such requirement by the requesting party, the Newco Group Company or Topco Group Company (as the case may be) in possession of the Relevant Data gives its consent in writing to such access (such consent not to be unreasonably withheld or delayed).

11.4

Nothing in clause 11.3 shall oblige any Topco Group Company or Newco Group Company to breach any contract or duty of confidence or disclose any Relevant Data to the extent that such disclosure may be materially damaging or materially prejudicial to the business of the disclosing person or to breach any relevant law or regulation.

11.5

Subject to clause 11.3 and clause 11.4, for a period of three years from the Demerger Effective Date each of Topco and Newco will provide (or use its reasonable endeavours to procure the provision of) such access to the Relevant Data in its possession as the other party (Requesting Party) may reasonably require on reasonable notice during normal business hours (unless otherwise agreed) to, and only to, representatives of the Requesting Party whose identity has been notified to it from time to time and will, promptly upon request:

(a)	provide (or use its reasonable endeavours to procure the provision of) copies (certified if reasonably practicable and where requested) of the Relevant Data to the Requesting Party;

(b)	make available (or use its reasonable endeavours to procure that the same is made available) the Relevant Data for copying after which it shall promptly be returned; or

(c)

where such Relevant Data is in documentary form, make available (or use its reasonable endeavours to procure that the same is made available), such original documents as are required for the purpose of litigation (to the extent legally permitted).

Copies provided pursuant to clause 11.5(a) shall be without charge to the Requesting Party, provided that if the frequency of such requests and the volume of material requested is such that the party so requested considers it appropriate, it shall be entitled to charge the Requesting Party at cost for the copying involved.

12.	ASSIGNMENT

12.1

This agreement is personal to the parties and neither party shall assign, transfer, mortgage, charge, declare a trust of, or deal in any other manner with any of its rights and obligations under this agreement without the prior written consent of the other party.

12.2	Subject to clause 12.1, this agreement shall be binding on and shall enure to the benefit of the parties to this agreement and their respective successors and permitted assigns.

13.	ENTIRE AGREEMENT

This agreement (together with the documents referred to in it) constitutes the entire agreement between the parties and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to their subject matter.

14.	VARIATION AND WAIVER

14.1	No variation of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

14.2

A failure or delay by any person to exercise any right or remedy provided under this agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy.

14.3	Except as expressly provided otherwise in this agreement, the rights and remedies provided under this agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

15.	COSTS

Except as expressly provided in this agreement, all costs in connection with the negotiation, preparation, execution and performance of this agreement, and any documents referred to in it, shall be borne by Topco.

16.	NOTICE

16.1	19.1 A notice given to a party under or in connection with this agreement:

(a)	shall be in writing and in English;

(b)

shall be sent to the relevant party for the attention of the contact and to the address email address specified in clause 16.2 (or such other address, email address or person as that party may notify to the other in accordance with the provisions of this clause 16); and

(c)	shall be:

(i)	delivered by hand;

(ii)	sent by email;

(iii)	sent by pre-paid first-class post or another next working day delivery service providing proof of delivery; and

(d)	unless proved otherwise is deemed received as set out in clause 16.4.

16.2	The addresses, email addresses, and named contacts for service of notice are:

(a)	Topco

(i)	address: 3rd Floor 11-12 St James’s Square
London	SW1Y 4LB

(ii)	for the attention of: [REDACTED]

(iii)	email address: [REDACTED]

(b)	Newco

(i)	address: 9th Floor, 107 Cheapside
London	EC2V 6DN

(ii)	for the attention of: [REDACTED]

(iii)	email address: [REDACTED]

16.3

A party may change its details for service of notices as specified in clause 16.2 by giving notice to the other party, provided that in the case of change to the party’s postal address the new address is an address in the UK. Any change notified pursuant to this clause shall take effect at 9.00 a.m. on the later of:

(a)	the date (if any) specified in the notice as the effective date for the change; and

(b)	five Business Days after deemed receipt of the notice of change.

16.4	Delivery of a notice is deemed to have taken effect (provided that all other requirements in this clause have been satisfied):

(a)	if delivered by hand, on signature of a delivery receipt or at the time the notice is left at the address;

(b)	if sent by email, at the time of transmission;

(c)

in the case of pre-paid first-class post or another next working day delivery service delivery to an address in the UK, at 9.00 am on the second Business Day after posting or at the time recorded by the delivery service;

(d)

if deemed receipt under the previous paragraphs of this clause 16.4 would occur outside business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), at 9.00 am on the day when business next starts in the place of receipt. For the purposes of this clause, all references to time are to local time in the place of deemed receipt.

16.5	This clause 16 does not apply to the service of any proceedings or other documents in any legal action or proceedings or, where applicable, any arbitration or other method of dispute resolution.

17.	SEVERANCE

If any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this agreement.

18.	AGREEMENT SURVIVES THE DEMERGER EFFECTIVE DATE

This agreement (other than obligations that have already been fully performed) remains in full force after the Demerger Effective Date.

19.	THIRD PARTY RIGHTS

19.1	Except as expressly provided in clause 19.2, this agreement does not give rise to any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.

19.2	The provisions of clause 9.1 are intended to benefit each Newco Group Company and shall be enforceable by each of them to the fullest extent permitted by law.

19.3	The rights of the parties to rescind or vary this agreement are not subject to the consent of any other person.

20.	COUNTERPARTS

This agreement may be executed (either by wet-ink signature or by a party applying its signature by some digital, electronic, mechanical or other means) in any number of counterparts, each of which shall constitute an original and all the counterparts shall together constitute one and the same agreement. The exchange of a fully executed (either by wet-ink signature or by a party applying its signature by some digital, electronic, mechanical or other means) version of this agreement (in counterparts or otherwise) by electronic transmission in PDF format or otherwise shall be sufficient to bind the parties to the terms and conditions of this agreement and no exchange of originals is necessary.

21.	GOVERNING LAW AND JURISDICTION

21.1

This agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the laws of England and Wales.

21.2

Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) that arises out of or in connection with this agreement or its subject matter or formation.

This	agreement has been entered into on the date stated at the beginning of it.

SCHEDULE 1

PARTICULARS OF THE COMPANY AND RETAINED COMPANIES

Part 1

The Company

Name:	StemPrintER Sciences Limited

Registration number:	12856894

Registered office:	9th Floor 107 Cheapside London EC2V 6DN United Kingdom

Issued share capital:	Amount: £0.01 Divided into: one ordinary share of £0.01

Registered shareholder (and number of Company Shares held):	Tiziana Life Sciences Plc (one share of £0.01)

Beneficial owner(s) of Company Shares (if different) (and number of Company Shares beneficially owned):	Tiziana Life Sciences Plc (one share of £0.01)

Directors and shadow directors:	Willy Jules Simon

Secretary:	None

Auditor:	Mazars LLP

Registered charges:	None

Part 2

The Retained Companies

1.	Tiziana Pharma Limited

Name:	Tiziana Pharma Limited

Registration number:	08760354

Registered office:	3rd Floor 11-12 St. James’s Square, London, United Kingdom, SW1Y 4LB

Issued share capital:	Amount: £1.204 Divided into: 1,204 ordinary shares of £0.001 each

Registered shareholder(s) (and number of shares held):	Tiziana Life Sciences Plc (1,204 ordinary shares of £0.001 each)

Beneficial owner(s) of shares (if different) (and number of shares beneficially owned):	Tiziana Life Sciences Plc (1,204 ordinary shares of £0.001 each)

Directors and shadow directors:	Gabriele Marco Antonio Cerrone

Secretary:	Accomplish Secretaries Limited

Auditor:	Mazaars LLP

Registered charges:	None

2.	Tiziana Therapeutics, Inc.

Name:	Tiziana Therapeutics, Inc

Registered office:	420 Lexington Avenue Suite 2525 New York NY 10170 USA

Registered shareholder	Tiziana Life Sciences Plc

Country of incorporation	USA

3.	Longevia Genomics SRL

Name:	Longevia Genomics SRL

Registered office:	420 Lexington Avenue Suite 2525 New York NY 10170 USA

Registered shareholder	Tiziana Life Sciences Plc

Country of incorporation	USA

SCHEDULE 2

CONDITIONS

1.	Reduction of capital

The Reduction of Capital becoming effective on and in accordance with and subject to the terms and conditions set out in the Circular.

2.	Circular

The despatch by Topco to its shareholders of the Circular and the passing, at a duly convened general meeting of Topco, of the resolutions in the form set out in the Circular.

3.	Other conditions

No person:

(a)	having commenced, or threatened to commence, any proceedings or investigation for the purpose of prohibiting or otherwise challenging or interfering with the Demerger; or

(b)

having enacted or proposed any legislation (including any subordinate legislation) which would prohibit, materially restrict or materially delay the implementation of the Demerger or the operations of the Newco Group or the Topco Group.

SCHEDULE 3

COMPLETION OF THE DEMERGER

Part 1

What Topco shall deliver to Newco on the Demerger Effective Date

1.	Documents to be delivered:

On the Demerger Effective Date, Topco shall deliver or cause to be delivered to Newco the following:

(a)	transfer of the Company Shares, in agreed form, executed by the registered holder in favour of Newco;

(b)	the share certificates for the Company Shares in the name of the registered holder or an indemnity, in agreed form, for any lost certificates;

(c)

in relation to the Company, the statutory registers and minute books (duly written up to the time of the Demerger Effective Date), the common seal (if any), certificate of incorporation and any certificates of incorporation on change of name; and

(d)

a certified copy of the resolution, in agreed form, adopted by the board of directors of Topco authorising the execution and delivery of any documents referred to in this agreement as required to be delivered by Topco on the Demerger Effective Date.

Part 2

Matters for the board meetings on the Demerger Effective Date

1.

Topco shall cause a board meeting of the Company to be held on the Demerger Effective Date at which the approval of the registration of the transfer of the Company Shares, subject to the transfers being stamped at the cost of Newco.

SCHEDULE 4

INSURANCE

1.	The parties agree that the directors’ and officers’ liability insurance policies maintained by the Topco Group following the Demerger Effective Date:

(a)

will not cover any insurance claims made after the Demerger Effective Date in respect of any Newco Group Company’s directors or officers and relating to occurrences taking place after the Demerger Effective Date; but

(b)

will cover, on a basis consistent with that which currently applies to Topco’s directors’ and officers’ liability insurance, any insurance claims made after the Demerger Effective Date but in respect of any Newco Group Company’s directors or officers and relating to occurrences taking place before the Demerger Effective Date and Topco undertakes to maintain insurance policies that, in its reasonable opinion (acting in good faith), are adequate for this purpose.

2.	The parties agree to co-operate with each other in providing reasonable assistance and information required for the purposes of controlling any insurance claims arising.

SIGNED by Gabriele Cerrone for and on behalf of TIZIANA LIFE SCIENCES PLC	) ) )	/s/ Gabriele Cerrone Director

SIGNED by Willy Jules Simon for and on behalf of ACCUSTEM SCIENCES LIMITED	) ) )	/s/ Willy Jules Simon Director